Exhibit 99.2

GENESCO INC.
CHIEF FINANCIAL OFFICER’S COMMENTARY
FISCAL YEAR 2019
FOURTH QUARTER ENDED FEBRUARY 2, 2019

Discontinued Operations

On December 14, 2018, the Company entered into a definitive agreement for the sale of Lids Sports Group to FanzzLids Holdings, a holding company controlled and operated by affiliates of Ames Watson Capital, LLC. On February 2, 2019, the Company completed the sale of its Lids Sports Group. As a result, GAAP requires that we include the Lids’ results in discontinued operations and that we restate our historical financials as if we never owned the business. The results and outlook discussed below reflect continuing operations which does not include Lids Sports Group.

Consolidated Results

Fourth Quarter

Sales

Fourth quarter net sales from continuing operations (13 weeks) decreased 2% to $675 million in Fiscal 2019 from $689 million in Fiscal 2018 (14 weeks). Excluding the 14th week from the prior year and the $6.9 million decrease in sales due to lower exchange rates this year, sales would have increased 4% for the fourth quarter of Fiscal 2019. In addition, sales were impacted by decreased wholesale sales offset by a 4% increase in comparable sales for the quarter. Comparable sales from continuing operations for Genesco and each of its business segments, including both same store sales and comparable sales from the Company’s direct (e-commerce and catalog) businesses for the quarter, were as follows:

Comparable Sales from Continuing Operations
	4th Qtr	4th Qtr
Same Store and Comparable Direct Sales:	FY19	FY18
Journeys Group	7%	11%
Schuh Group	(8)%	1%
Johnston & Murphy Group	4%	4%
Total Genesco	4%	8%

Same-Store Sales	3%	6%
Comparable Direct Sales	10%	21%

Exhibit 99.2

Gross Margin

Fourth quarter gross margin was 46.7% this year compared with 46.0% last year, primarily reflecting increased gross margin in Journeys Group, Schuh Group and Licensed Brands, partially offset by decreased gross margin in Johnston & Murphy Group. The increase reflects decreased markdowns for Journeys Group, more full-price selling for Schuh Group, partially offset by increased shipping and warehouse costs and markdowns for Johnston & Murphy Group. Included in last year’s gross margin are $0.1 million in markdowns related to a license termination associated with the Licensed Brands business. Excluding this adjustment from last year, gross margin as a percentage of sales would have been up 60 basis points. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

SG&A

Selling and administrative expense for the fourth quarter this year was 38.9% compared to 38.1% of sales last year. The increase in expenses as a percentage of sales reflects primarily increased bonus expense as a percentage of sales, partially offset by strong leverage from rent and selling salaries. Included in this year’s expenses are $5.7 million of bonus related to the sale of Lids Sports Group. Included in last year’s expenses are $0.5 million of income from a cancelled license in Johnston & Murphy Group, partially offset by $0.2 million of expense related to reductions in force in Licensed Brands. Excluding these adjustments, selling and administrative expenses as a percentage of sales would have decreased 10 basis points to 38.1% versus 38.2% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Asset Impairment and Other Items

The asset impairment and other charge of $2.2 million for the fourth quarter of Fiscal 2019 includes $2.1 million for asset impairments and $0.1 million for hurricane losses. The previous year’s fourth quarter asset impairment and other charge of $6.5 million included a $5.2 million licensing termination expense and $1.3 million for asset impairments. The asset impairment and other charges mentioned above are referred to as “Excluded Items” in the discussion below.

Operating Income

Genesco’s operating income for the fourth quarter was $50.6 million this year compared with $48.1 million last year. The bonus related to the sale of Lids Sports Group this year and markdowns related to the license termination plus the income from a cancelled license, partially offset by expenses related to the reductions in force last year, are collectively referred to as “Additional Excluded Items” in both periods. Adjusted for the Excluded Items and Additional Excluded Items in both periods, operating income for the fourth quarter was $58.5 million this year compared with $54.4 million last year. Adjusted operating margin was 8.7% of sales in the fourth quarter of Fiscal 2019 and 7.9% last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Interest Expense

Net interest expense for the fourth quarter decreased 76% to $0.4 million compared to $1.5 million last year resulting from decreased average revolver borrowings during the fourth quarter this year.

Exhibit 99.2

Pretax Earnings

Pretax earnings for the quarter were $50.0 million in Fiscal 2019 compared to $46.6 million last year. Included in Fiscal 2019’s pretax earnings is a $0.6 million loss on the early retirement of debt related to the reduction in the Company’s line of credit in conjunction with the sale of Lids Sports Group, partially offset by a $0.3 million gain in other components of net periodic benefit cost related to a plan change in early retiree benefits. Adjusted for the Excluded Items and Additional Excluded Items in both years and the loss on early retirement of debt in Fiscal 2019, pretax earnings for the quarter were $58.4 million in Fiscal 2019 compared to $52.9 million last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Taxes

The effective tax rate for the quarter was 40.6% in Fiscal 2019 compared to -3.9% last year. The adjusted tax rate, reflecting the exclusion of the Excluded Items and Additional Excluded Items in both years and the loss on early retirement of debt in Fiscal 2019, was 27.5% in Fiscal 2019 compared to 32.5% last year. The lower adjusted tax rate for this year reflects a lower U.S. federal tax rate following the passage of the Tax Cut and Jobs Act in December 2017, partially offset by the inability to recognize a tax benefit for certain overseas losses. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Earnings From Continuing Operations After Taxes

Earnings from continuing operations were $29.7 million, or $1.53 per diluted share, in the fourth quarter of Fiscal 2019, compared to $48.4 million, or $2.51 per diluted share, in the fourth quarter last year. Adjusted for the Excluded Items and Additional Excluded Items in both periods, the loss on early retirement of debt in Fiscal 2019 and using the adjusted tax rates, fourth quarter earnings from continuing operations were $42.4 million, or $2.18 per diluted share in Fiscal 2019, compared with $35.7 million, or $1.85 per diluted share, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the company’s website in conjunction with this document.

Fiscal Year 2019

Net sales from continuing operations increased 3% to $2.19 billion in Fiscal 2019 (52 weeks) from $2.13 billion in Fiscal 2018 (53 weeks).

Same store sales for the year increased 4% and comparable direct sales increased 10%. Comparable sales, including both same store sales and comparable direct sales, increased 5% for Fiscal 2019.

For the full year, operating income was $81.8 million compared to $74.4 million the previous year. Adjusting for the Excluded Items and Additional Excluded Items in both periods and $0.3 million of transition expenses for Little Burgundy in Fiscal 2018, adjusted operating income was $90.7 million for Fiscal 2019, compared to $82.3 million the previous year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Diluted earnings (loss) per share from continuing operations for Fiscal 2019 increased to $2.63 from $1.90 for Fiscal 2018. Adjusted for the Excluded Items and Additional Excluded Items in both periods, the loss on early retirement of debt in Fiscal 2019 and transition expenses for Little Burgundy in Fiscal 2018, adjusted earnings per share were $3.28 in Fiscal 2019 compared with $2.67 in Fiscal 2018. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Exhibit 99.2

Segment Results for the Fourth Quarter

Journeys Group

Journeys Group’s sales for the quarter increased 2.3% to $463 million from $453 million last year, reflecting a 7% increase in comparable sales, partially offset by an extra week of sales in Fiscal 2018 because Fiscal 2018 was a 53-week year. Higher conversion and improved ticket size contributed to the higher comparable sales. Combined comparable sales increased 7% for the fourth quarter of Fiscal 2019 compared with an 11% increase last year.

Gross margin for the Journeys Group increased 60 basis points in the quarter due primarily to decreased markdowns. The Journeys Group’s adjusted SG&A expense decreased 140 basis points as a percent of sales for the fourth quarter, reflecting leverage of rent expense and selling salaries, partially offset by increased bonus expense.

The Journeys Group’s adjusted operating income for the fourth quarter of Fiscal 2019 was $56.1 million, or 12.1% of sales, compared to $46.0 million, or 10.2% of sales, last year.

For Fiscal 2019, the Group’s sales increased 6.8% to $1.42 billion from $1.33 billion last year. Comparable sales increased 8% for Fiscal 2019. Adjusted operating income was $100.8 million, or 7.1% of sales, up from $74.4 million, or 5.6% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Schuh Group

Schuh Group’s sales for the quarter decreased 15.2% to $109 million, compared to $128 million last year. Schuh Group’s sales decrease reflects an 8% decrease in comparable sales, a $5.4 million decrease due to changes in exchange rates during the fourth quarter this year compared to the same period last year and an extra week of sales in Fiscal 2018 because Fiscal 2018 was a 53-week year, partially offset by a 1% increase in the Group’s average stores operated during the quarter compared to last year. Lower traffic and conversion contributed to the negative comparable sales. Total comparable sales decreased 8% compared to a 1% increase in comparable sales last year.

Gross margin for Schuh Group increased 60 basis points in the quarter due primarily to lower promotional sales. Schuh Group’s SG&A expense increased 400 basis points reflecting the inability to leverage expenses due to negative comparable sales for the quarter.

Schuh Group’s operating income for the fourth quarter of Fiscal 2019 was $4.1 million, or 3.8% of sales compared with $9.2 million, or 7.2% of sales last year.

For Fiscal 2019, the Group’s sales decreased 5.2% to $383 million from $404 million last year. Comparable sales decreased 8% for Fiscal 2019, while the average number of Schuh stores increased 5% for the year. Schuh Group’s sales were positively impacted by $4.8 million for the year by changes in exchange rates. Operating income was $3.8 million, or 1.0% of sales, compared to $20.1 million, or 5.0% of sales, last year.

Johnston & Murphy Group

Johnston & Murphy Group’s fourth quarter sales decreased 3.4%, to $89 million, compared to $92 million in the fourth quarter last year. The sales decrease reflects a 13% decrease in Johnston & Murphy wholesale sales and an extra week of sales in Fiscal 2018 since Fiscal 2018 was a 53-week year, partially offset by a 4% increase in comparable sales and a 2% increase in the average number of stores operated for the quarter.

Exhibit 99.2

Better conversion and higher average ticket size also contributed to the increased comparable sales. Comparable sales increased 4% in the previous year’s fourth quarter.

Johnston & Murphy’s gross margin for the Group decreased 60 basis points in the quarter primarily due to increased markdowns and shipping and warehouse expense. Adjusted SG&A expense as a percent of sales decreased 190 basis points due to leveraging of occupancy, marketing, compensation and bonus expenses.

The Group’s adjusted operating income for the fourth quarter of Fiscal 2019 was $9.7 million or 10.9% of sales, compared to $8.8 million, or 9.6% of sales last year.

For Fiscal 2019, the Group’s sales increased 3.0% to $313 million from $304 million last year. Comparable sales increased 7% for Fiscal 2019. Adjusted operating income was $20.4 million, or 6.5% of sales, compared to $18.9 million, or 6.2% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Licensed Brands

Licensed Brands’ sales decreased 9.4% to $14 million in the fourth quarter of Fiscal 2019, compared to $16 million in the fourth quarter last year, reflecting primarily decreased sales of Dockers Footwear and the closeout of the Bass license.

Licensed Brands’ adjusted gross margin was up 280 basis points due to more direct to consumer shipments.

Adjusted SG&A expense as a percent of sales decreased significantly due to decreased royalty, compensation, marketing, bad debt and other expenses.

The adjusted operating loss for the fourth quarter of Fiscal 2019 was ($0.1) million or (0.8%) of sales, compared to ($2.2) million, or (14.1%) of sales, last year.

For Fiscal 2019, Licensed Brands’ sales decreased 19.2% to $73 million from $90 million last year. The adjusted operating loss was ($0.5) million, or (0.7%) of sales, compared to $0.0 million, or 0.0% of sales, last year. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measure is posted on the Company’s website in conjunction with this document.

Corporate

Corporate expenses were $19.2 million or 2.8% of sales for the fourth quarter of Fiscal 2019, compared to $13.9 million or 2.0% of sales, last year. Adjusted for the applicable Excluded Items and Additional Excluded Items, corporate expenses were $11.3 million this year compared to $7.4 million last year, reflecting increased bonus expense. A reconciliation of non-GAAP financial measures to the most directly comparable GAAP measures is posted on the Company’s website in conjunction with this document.

Balance Sheet

Cash

Cash at the end of the fourth quarter was $167 million compared with $40 million last year. We ended the quarter with $9 million in U.K. debt, compared with $19 million in U.K. debt last year. Domestic revolver borrowings were $57 million at the end of the fourth quarter this year compared to $69 million for the fourth quarter last year. The domestic revolver borrowings included $14 million related to Genesco (UK) Limited

Exhibit 99.2

and $43 million related to GCO Canada, with no U.S. dollar borrowings at the end of the fourth quarter of Fiscal 2019.

We repurchased 968,375 shares in the fourth quarter of Fiscal 2019 for a cost of approximately $45.9 million at an average price of $47.45 per share, as part of a $125 million share repurchase program approved by the Board of Directors in December 2018. We repurchased shares only during the fourth quarter of Fiscal 2019. For Fiscal 2020, through March 8, 2019, we have repurchased 584,465 shares for approximately $26.4 million at an average price of $45.10 per share, leaving approximately $52.7 million available to repurchase under the current authorization. We repurchased 275,300 shares in Fiscal 2018 for a cost of about $16.2 million at an average price of $58.71 per share.

Inventory

Inventories decreased 5% in the fourth quarter of Fiscal 2019 on a year-over-year basis. Retail inventory per square foot decreased 4%.

Capital Expenditures and Store Count

For the fourth quarter, capital expenditures were $8 million and depreciation and amortization was $13 million. During the quarter, we opened eight new stores and closed 33 stores. We ended the quarter with 1,512 stores compared with 1,535 stores at the end of the fourth quarter last year, or a decrease of 1%. Square footage was down 1% on a year-over-year basis. The store count as of February 2, 2019 included:

Journeys stores (including 46 stores in Canada)	913
Little Burgundy	41
Journeys Kidz stores	239
Schuh Stores	136
Johnston & Murphy Stores and Factory stores (including 8 stores in Canada)	183

Total Stores	1,512

For Fiscal 2020, we are forecasting capital expenditures of approximately $45 million and depreciation and amortization of about $52 million. Projected square footage is expected to decrease approximately 1% for Fiscal 2020. Our current store openings and closing plans by chain are as follows:

	Actual Jan 2019	Projected New	Projected Closings	Projected Jan 2020

Journeys Group	1,193	20	(27)	1,186
Journeys stores (U.S.)	867	8	(24)	851
Journeys stores (Canada)	46	0	0	46
Little Burgundy	41	0	0	41
Journeys Kidz stores	239	12	(3)	248

Johnston & Murphy Group	183	8	(5)	186

Schuh Group	136	3	(8)	131

Total Stores	1,512	31	(40)	1,503

Exhibit 99.2

Comparable Sales Assumptions in Fiscal 2020 Guidance

Our guidance for Fiscal 2020 assumes comparable sales (including both same store sales and comparable direct sales) for each retail segment by quarter as follows:

	Guidance	Guidance	Guidance	Guidance
	Q1	Q2	Q3	Q4	FY20
Journeys Group	0 - 1%	1 - 2%	1 - 2%	1 - 2%	1 - 2%
Schuh Group	(3) - 1%	(4) - 0%	(4) - 0%	(3) - 0%	(4) - 0%
Johnston & Murphy Group	2 - 3%	2 - 3%	2 - 3%	2 - 3%	2 - 3%
Total Genesco	0 - 1%	0 - 2%	1 - 2%	1 - 2%	1 - 2%

Cautionary Note Concerning Forward-Looking Statements

This presentation contains forward-looking statements, including those regarding the performance outlook for the Company and its individual businesses (including, without limitation, sales, expenses, margins and earnings) and all other statements not addressing solely historical facts or present conditions. Actual results could vary materially from the expectations reflected in these statements. A number of factors could cause differences. These include adjustments to estimates and projections reflected in forward-looking statements, including the level and timing of promotional activity necessary to maintain inventories at appropriate levels; the timing and amount of any share repurchases by the Company; the imposition of tariffs on imported products or the disallowance of tax deductions on imported products; disruptions in product supply or distribution; unfavorable trends in fuel costs, foreign exchange rates, foreign labor and material costs, and other factors affecting the cost of products; the effects of the British decision to exit the European Union, including potential effects on consumer demand, currency exchange rates, and the supply chain; the effectiveness of the Company's omnichannel initiatives; costs associated with changes in minimum wage and overtime requirements; cost associated with wage pressure associated with a full employment environment in the U.S. and the U.K.; weakness in the consumer economy and retail industry for the products we sell; competition in the Company's markets, including online and including competition from some of the Company’s vendors in the branded footwear market; fashion trends, including the lack of new fashion trends or products, that affect the sales or product margins of the Company's retail product offerings; weakness in shopping mall traffic and challenges to the viability of malls where the Company operates stores, related to planned closings of department stores or other factors and the extent and pace of growth of online shopping; the effects of the implementation of federal tax reform on the estimated tax rate reflected in certain forward-looking statements; changes in buying patterns by significant wholesale customers; bankruptcies or deterioration in financial condition of significant wholesale customers or the inability of wholesale customers or consumers to obtain credit; the Company's ability to continue to complete and integrate acquisitions, expand its business and diversify its product base; retained liabilities associated with divestitures of businesses including potential liabilities under leases as the prior tenant or as a guarantor of certain leases; and changes in the timing of holidays or in the onset of seasonal weather affecting period-to-period sales comparisons. Additional factors that could affect the Company's prospects and cause differences from expectations include the ability to build, open, staff and support additional retail stores and to renew leases in existing stores and control or lower occupancy costs, and to conduct required remodeling or refurbishment on schedule and at expected expense levels; our ability to eliminate stranded costs associated with dispositions, including the sale of the Lids Sports Group business; our ability to realize anticipated cost savings; deterioration in the performance of individual businesses or of the Company's market value relative to its book value, resulting in impairments of fixed assets or intangible assets or other adverse financial consequences and the timing

Exhibit 99.2

and amount of such impairments or other consequences; unexpected changes to the market for the Company's shares or for the retail sector in general; costs and reputational harm as a result of disruptions in the Company’s business or information technology systems either by security breaches and incidents or by potential problems associated with the implementation of new or upgraded systems; and the cost and outcome of litigation, investigations and environmental matters involving the Company. Additional factors are cited in the "Risk Factors," "Legal Proceedings" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" sections of, and elsewhere in, our SEC filings, copies of which may be obtained from the SEC website, www.sec.gov, or by contacting the investor relations department of Genesco via our website, www.genesco.com. Many of the factors that will determine the outcome of the subject matter of this release are beyond Genesco's ability to control or predict. Genesco undertakes no obligation to release publicly the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Forward-looking statements reflect the expectations of the Company at the time they are made. The Company disclaims any obligation to update such statements.